UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2026

TOP FINANCIAL GROUP LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41407	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4201 Main Street, Suite 200,
Houston, Texas 77002

(Address of Principal Executive Offices) (Zip Code)

+1 (832) 680-5068

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, par value $0.005 per share	TOP	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Dean Huge as Independent Director

On October 8, 2026, the Board of Directors (the “Board”) of TOP Financial Group Limited (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, increased the size of the Board from five to seven directors and appointed Mr. Dean Huge as an independent director of the Company, effective October 8, 2026. Mr. Huge was also appointed as a member of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

Mr. Huge, age 70, has over 35 years of experience in corporate finance, investment banking and executive leadership. Since June 2026, Mr. Huge has served as Chief Executive Officer and a board member of Belgra Fintech Holdings Limited, and since May 2025 he has served as Chief Executive Officer and a board member of London Gold LLC. From February 2022 to December 2024, he served as Chief Executive Officer of Innovation Beverage Group Limited (Nasdaq: IBG), which he led through its initial public offering and listing on Nasdaq in 2024. From May 2017 to January 2022, he served as Chief Financial Officer of Splash Beverage Group, Inc. (NYSE: SBEV), where he oversaw its SEC reporting and capital raising. Earlier in his career, Mr. Huge served as Chief Executive Officer and Chief Financial Officer of D&H Energy Development, Interim Chief Financial Officer of Medi+Sure Canada, Inc., Chief Financial Officer and a director of Discovery Gold Corporation, and in financial and operating roles at Catalyst Energy Corporation and Bank Paribas. Mr. Huge holds a Bachelor of Science in Accounting and a Bachelor of Science in Finance from Southern Illinois University.

The Board has determined that Mr. Huge is independent within the meaning of Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

In connection with his appointment, the Company entered into an appointment letter with Mr. Huge dated October 5, 2026 (the “Appointment Letter”), pursuant to which Mr. Huge will receive an annual fee of US$50,000, payable quarterly in arrears, and reimbursement of reasonable expenses. The Appointment Letter may be terminated by either party on two months’ written notice. The foregoing description of the Appointment Letter is qualified in its entirety by reference to the full text of the Appointment Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Appointment of Yuli Yan as Executive Director

On October 8, 2026, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Ms. Yuli Yan as an executive director of the Company, effective October 8, 2026. Ms. Yan is not an independent director.

Ms. Yan, age 40, has more than 15 years of experience in business operations and executive management. Since 2021, Ms. Yan has served as Director of Business Operations of HexaGaN (Hexa Creation Inc.), a U.S. semiconductor and artificial-intelligence technology company, overseeing its business operations, finance administration, human resources and investor-relations support. From 2014 to 2017, Ms. Yan served as Research and Student Program Administrator at the Ira A. Fulton Schools of Engineering, Arizona State University, and from 2010 to 2013 as Executive Assistant to the President of Zoyce Inc. Ms. Yan holds a Master of Arts in Business Economics from the University of California, Santa Barbara and a Bachelor of Arts in Economics from Nankai University.

Ms. Yan has not been appointed to any committee of the Board.

In connection with the appointment, the Company entered into an employment agreement with Ms. Yan dated October 8, 2026 (the “Employment Agreement”), pursuant to which Ms. Yan will serve as Project Manager of TOP AI Inc., a Texas corporation and a subsidiary of the Company, for an initial term of one year, automatically renewable for successive one-year terms unless either party gives three months’ prior written notice. Under the Employment Agreement, Ms. Yan will receive an annual base salary of US$60,000, and will be eligible to participate in the Company’s share incentive plan and standard employee benefit plans. The Employment Agreement contains customary confidentiality, invention-assignment, and one-year post-employment non-competition and non-solicitation covenants. Ms. Yan will not receive additional compensation for service as a director. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Other Disclosures

There is no arrangement or understanding between either Mr. Huge or Ms. Yan and any other person pursuant to which he or she was selected as a director of the Company. There are no family relationships between either of them and any director or executive officer of the Company. There are no transactions involving either of them that would be required to be reported under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Appointment Letter, dated October 5, 2026, between the Company and Dean Huge
10.2	Employment Agreement, dated October 8, 2026, between the Company and Yuli Yan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2026

TOP Financial Group Limited

By:	/s/ Hoi Ling Jennifer Tam
Name:	Hoi Ling Jennifer Tam
Title:	Co-Chief Executive Officer

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